Exhibit 10.1

MANAGEMENT EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on April 23, 2013 by and between Havana Furnishings, Inc., (the “Company”), and Craig Hagopian (the “Executive”).  The Company and the Executive may be hereinafter collectively referred to as the “Parties”, and each individually referred to as a “Party”.

A.      The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B.      The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                  Employment.

1.1              Effective Date.  This agreement shall take effect as of May 1, 2013 (the "Effective Date").

1.2              Employment At Will.  The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.  The Executive’s employment with the Company shall be at will.  Either the Executive or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice.

1.3              Title.  The Executive shall have the title of President and “Chief Executive Officer” and will also serve in such other capacity or capacities as the Company’s Board of Directors (the “Board”) may from time to time prescribe. The Executive shall report to the Board.

1.4              Duties.  The Executive shall do and perform all services, acts and things reasonably necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Executive Officer, as well as any other services, acts and things as may be required from time to time by the Board.

1.5              Location.  Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement from Company’s home office in San Diego, California. In addition, the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

1.6                       Policies and Practices.  The employment relationship between the Parties shall be governed by this Agreement along with the policies and practices established by the Company and the Board.  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

2.                  Loyal and Conscientious Performance; Noncompetition.

2.1              Loyalty.  During the Executive’s employment by the Company, the Executive shall devote the Executive’s business energies, interest, abilities and productive time based on a standard work week to the proper and efficient performance of the Executive’s duties under this Agreement.  The Executive is not precluded from devoting energies to non-Company related businesses, projects, and activities so long as they are not competitive and will not negatively affect the activities of the Company.

2.2              Covenant not to Compete.  Except with the prior written consent of the Board, which shall not be unreasonably conditioned, delayed, or withheld, the Executive will not, during his employment with the Company or during any post-employment period when the Executive is receiving compensation or other consideration from the Company, including but not limited to severance pay pursuant to Section 4 herein, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing or marketing of products or services that are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3              Agreement not to Participate in Company’s Competitors.  During his employment with the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

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3.                  Compensation Of The Executive.

3.1              Base Salary.  The Company shall pay the Executive based on the following Milestone Compensation Schedule.  The base salary per year, less any required withholdings and deductions, payable in regular periodic payments in accordance with Company policy (the “Base Salary”).  Executive shall be entitled and receive annual merit reviews by the Board.

milestone compensation schedule:

Revenue/Value Creation Milestones	Annual Base USD$	Other
Initial salary upon execution of this Offer Letter.	$150,000	-Health Insurance Reimbursement (with proof)
After Company recognizes sales traction, revenue contribution, closing of additional financing or other value creation agreed to by the Board.	$180,000 Minimum	-Health Insurance Reimbursement (with proof)

3.2              Quarterly Bonus.  In addition to the Executive’s Base Salary, the Executive shall also be eligible to receive a quarterly bonus of up to Twenty-Five Thousand Dollars ($25,000.00) based on the achievement of quarterly milestones to be agreed upon by the Company and the Executive (the “Quarterly Bonus”).  In the event the Company and the Executive do not agree upon the milestones, the Board shall establish the applicable milestones in its sole and absolute discretion.  In order to earn any Bonus, the Executive must remain employed by the Company through the last day of the quarter for which the Bonus is awarded.

3.3                    Stock Options.  Subject to approval of the Board and the terms of the Company’s Equity and Incentive Plan (the “Plan”), the Executive will be granted a stock option to purchase a number of shares of the Company’s common stock that is not less than four and one-half percent (4.5%) of the Company’s stock, which percentage shall be based on the fully-diluted capitalization of the Company as of the Effective Date of this Agreement (the “Option”).  To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.  The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan.  The exercise price per share of the Option will be equal to the fair market value of a share of the Company’s common stock on the date of grant.

3.3.1        Vesting of Stock Options.

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3.3.1.1           Subject to Section 3.3.1.2 below, twenty-five percent (25%) of the Option shall vest upon the Effective Date of this Agreement. The balance of the Option shall vest in equal installments on the last day of each month for eighteen (18) months thereafter, subject to the Executive’s continued employment, such that the Executive shall be vested in full in the Option if he completes two (2) full years of employment with the Company.  The Executive’s right to exercise the vested shares, and all other rights and obligations with respect to the Option, will be as set forth in the stock option agreement, grant notice and applicable Plan documents.

3.3.1.2           Notwithstanding the provisions of Section 3.3.1.1 above, in the event of a Change in Control (as defined below) the Option shall be subject to partial or full accelerated vesting in accordance with the following provisions, and the Option shall terminate if not exercised at or prior to the effective time of the Change in Control:

                             (i)         Subject to adjustment pursuant to subsection (iv), in the event of a Change in Control in which the net sale proceeds to the Company are equal to or exceed Five Million Dollars ($5,000,000.00) (excluding the conversion of any debt) (“Trigger Amount A”), fifty percent (50%) of the then unvested shares subject to the Option shall immediately vest contingent upon the Change in Control and effective as of the date immediately preceding the effective date of the Change in Control; or

                             (ii)         Subject to adjustment pursuant to subsection (iv), in the event of a Change in Control in which the net sale proceeds to the Company are equal to or exceed Ten Million Dollars ($10,000,000.00) (excluding the conversion of any debt) (“Trigger Amount B”), seventy-five percent (75%) of the then unvested shares subject to the Option shall immediately vest contingent upon the Change in Control and effective as of the date immediately preceding the effective date of the Change in Control; or

                             (iii)        Subject to adjustment pursuant to subsection (iv), in the event of a Change in Control in which the net sale proceeds to the Company are equal to or exceed Fifteen Million Dollars ($15,000,000.00) (excluding the conversion of any debt) or acceptance of Company on major exchange such as NASDAQ or other exchange (“Trigger Amount C”), one hundred percent (100%) of the then unvested shares subject to the Option shall immediately vest contingent upon the Change in Control and effective as of the date immediately preceding the effective date of the Change in Control.

3.4              Changes to Compensation.  The Executive’s compensation may be changed from time to time in the Company’s discretion.

3.5              Employment Taxes.  All of the Executive’s compensation shall be subject to withholding taxes and any other employment taxes required by applicable law.

3.6              Benefits.  The Executive shall be eligible to participate in the Company’s standard employee benefit plans, subject to Company policy and the terms of the applicable plans or be reimbursed for benefits with proof of policy.

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3.7              Expense Reimbursements.  The Executive shall be entitled to be reimbursed for all reasonable business expenses incurred in connection with carrying on the Executive's duties hereunder in accordance with the Company’s expense reimbursement policies.

4.                  Termination.

4.1              Termination for Cause or Resignation Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause (as defined below), or if the Executive voluntarily resigns his employment without Good Reason (as defined below), the Company shall pay the Executive all Base Salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.  The Company shall thereafter have no further obligations to the Executive under this Agreement.

4.2              Termination Without Cause or Resignation for Good Reason.  If the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason, whether before or following a Change in Control (as defined below), the Company shall pay the Executive all Base Salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.  In addition, upon the Executive furnishing to the Company an effective waiver and release of claims (in the form attached hereto as Exhibit A, or in such other form as may be required by the Company), the Executive shall also receive:

                             (i)          if the termination date is on or before the second anniversary of the Effective Date, continuation of his Base Salary then in effect, less standard deductions and withholdings, for a period of six (6) months following the termination date; or

                             (ii)         if the termination date is after the second anniversary of the Effective Date, continuation of his Base Salary then in effect, less standard deductions and withholdings, for a period of six (6) months following the termination date, plus an additional one (1) month continuation of Base Salary payments for every four (4) months that the Executive has been employed following the second anniversary of the Effective Date, up to a maximum total of twelve (12) months continuation of Base Salary payments following the termination date.  For example, if the Executive is terminated without Cause or resigns for Good Reason nine (9) months following the second anniversary of the Effective Date, the Executive will receive a total of eight (8) months continuation of Base Salary payments.

4.3              Application of Internal Revenue Code Section 409A. If the Company determines that any severance benefit payment described in Section 4.2 above fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of

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Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the Severance Benefits payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the "Revised Payment Schedule.") However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 4.4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4.4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

4.4                       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

4.4.1                 Cause.  “Cause” for the Company to terminate the Executive’s employment hereunder shall mean a reasonable and good faith determination by the Board or any committee thereof that any of the following events has occurred or exists:

(a)the Executive’s repeated failure satisfactorily to perform the Executive’s job duties as set forth by the Board, provided that the Company first provides the Executive with written notice of such failure and a reasonable opportunity to cure the failure if the failure is subject to cure;

(b)         the Executive’s commission of an act that materially injures the business of the Company;

(c)      the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude that is likely to inflict, or has inflicted, material injury on the business of the Company; or

(d)         the Executive’s material violation of any provision of Section 2 or Section 5  hereof and/or the Executive’s Proprietary Information and Inventions Agreement with the Company.

4.4.2        Good Reason.  For purposes of this Agreement, the Executive shall be deemed to have resigned for “Good Reason” if he voluntarily resigns immediately following:

(a)      a material reduction in the Executive’s compensation without the Executive’s written consent, except  in the case of a Board-approved reduction in salary applicable to the Company’s executive management team; or

(b)  a material change in the Executive’s title and/or job duties without the Executive’s written consent.

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4.4.3                 “Change in Control” shall mean a transaction (excluding in each case transactions in which securities are purchased from the Company for the principal purpose of raising capital for the Company) in which one of the following occurs:

(a)(A) a merger or consolidation occurs in which the Company is not the surviving entity, or (B) any reverse merger occurs in which the Company is the surviving entity, or (C) any merger involving a subsidiary of the Company occurs in which the Company is a surviving entity, but in each case in which holders of the Company’s outstanding voting securities immediately prior to such transaction, as such, do not hold, immediately following such transaction, securities possessing fifty percent (50%) or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (A)) or the Company’s outstanding voting securities (in the case of clauses (B) and (C)); or

(b)         all or substantially all of the Company’s assets are sold of transferred other than in connection with an internal reorganization of the Company or the Company’s complete liquidation (other than a liquidation of the Company into a wholly-owned subsidiary).

4.5              Parachute Payment.  If any payment or benefit Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

                 The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations

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required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

                 The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

4.6              Survival of Certain Provisions.  Sections 2.2, 4, 5, 15, and 17 shall survive the termination of this Agreement.

5.                           Confidential And Proprietary Information; Nonsolicitation.

5.1              As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2              While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.                  Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                  Choice of Law.

This Agreement is made in San Diego, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

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8.                  Integration.

This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes any prior or contemporaneous oral or written employment agreements or arrangements between the Parties, including the Consulting Agreement.  To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

9.                  Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a member of the Board other than the Executive.

10.              Waiver.

No term, covenant, or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.              Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties’ intentions with respect to the invalid or unenforceable term or provision.

12.              Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with the Executive’s own independent counsel with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel have reviewed and revised, or have had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.              Representations and Warranties.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this

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Agreement will not violate or breach any other agreements between the Executive and any other person or entity.  The Executive represents and warrants that he is eligible to work in the U.S., and has provided documentation of such to the Company as required by law.

14.              Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.              Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law.  The Company shall pay all fees in excess of those that would be required if the dispute were decided in a court of law, including the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

16.              Trade Secrets Of Others.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its Affiliates any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information.  Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.              Advertising Waiver.

Subject to the Executive’s prior approval, which approval shall not be unreasonably conditioned, delayed, or withheld, the Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, in which the Executive’s name

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and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear.  The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

            In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

EXECUTIVE	HAVANA FURNISHINGS, INC.
/s/ Craig Hagopian	/s/ Satoru Yukie
Craig Hagopian	By: Satoru Yukie, Secretary

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated April 23, 2013, to which this form is attached, I, Craig Hagopian, hereby furnish Havana Furnishings, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  The foregoing shall not affect in any way my right to receive any severance or other benefits pursuant to and in accordance with the terms of Section 4 of the Employment Agreement in exchange for this effective Release and Waiver.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may

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choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:     April 23, 2013                                               By:   /s/  Craig Hagopian

        Craig Hagopian

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Havana Furnishings, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                    Confidentiality.

1.1    Nondisclosure; Recognition of Company’s Rights.  At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2    Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3    Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4      No Improper Use of Information of Prior

Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.  During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.                    Inventions.

2.1    Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention”  means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein.  The term “Intellectual Property Rights”means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2    Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.  I have disclosed on Exhibit Aa complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my

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employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions.Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”

2.4 Obligation to Keep Company Informed.  During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5    Government or Third Party.  I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6                Enforcement of Intellectual Property Rights and Assistance.  During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3.                    Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4.                    Additional Activities.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.                    Return Of Company Property.  Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

6.                    Notification Of New Employer.  In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7.                    General Provisions.

7.1    Governing Law and Venue.  This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place

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of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2    Severability.   If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3    Survival.   This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4    Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5    Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6    Injunctive Relief. I acknowledge  that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7    Waiver.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8    Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9    Entire Agreement.  The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

CRAIG HAGOPIAN:	HAVANA FURNISHINGS, INC.:

I acknowledge that I have read and understand this agreement and have been given the opportunity to discuss it with independent legal counsel.	Accepted and agreed:

/s/ Craig Hagopian	/s/ Satoru Yukie
Craig Hagopian	By: Satoru Yukie, Secretary

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Exhibit A

INVENTIONS

1.         Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions:

☐         None

☐         See immediately below:

2.         Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.         Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.         Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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1.